Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Broadstone Net Lease, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.00025 per share	457(c)	4,932,824(2)	$14.615	$72,093,222.76(2)	0.0001476	$10,640.96

Carry Forward Securities

Carry Forward Securities	—	—		—		—			—	—	—	—

	Total Offering Amounts					$72,093,222.76		$10,640.96

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$10,640.96

(1)

The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the registrant’s common stock.

(2)

Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(c) under the Securities Act, based upon $14.615, the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange on April 30, 2024 (a date within five business days prior to the filing of this registration statement).